April 3, 2006


Mail Stop 4561

Mr. Anthony B. Waters
Chief Financial Officer
InnSuites Hospitality Trust
InnSuites Hotels Centre
1615 E. Northern Avenue, Suite 102
Phoenix, Arizona 85020

Re:	InnSuites Hospitality Trust
	Form 10-K for the year ended January 31, 2005
      Form 10-Q for the quarter ended April 30, 2005
      Form 10-Q for the quarter ended July 31, 2005
      Form 10-Q for the quarter ended October 31, 2005
	File No. 1-07062

Dear Mr. Waters:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant